Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the 2000 Long Term Incentive Plan and the 2005 Equity Compensation Plan of Volcano Corporation and to the incorporation by reference therein of our report dated March 9, 2006 (except for Note 15, as to which the date is May 24, 2006), with respect to the consolidated financial statements of Volcano Corporation included in its prospectus filed pursuant to Rule 424(b) under the Securities Act on June 15, 2006 relating to its registration statement on Form S-1, as amended (Registration No. 333-132678), filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Sacramento, California
August 15, 2006